Exhibit 99.1

Heritage Reports Third Quarter 2022 Results

Tampa, FL – November 8, 2022: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported third quarter of 2022 financial results.

Third Quarter 2022 Result Highlights

•	Third quarter net loss of $48.2 million or $1.83 per diluted share, compared to a net loss of $16.4 million or $0.59 per diluted share in the prior year quarter.

•	Gross premiums written of $304.5 million, up 11.1% from $274.2 million in the prior year quarter.

•	Gross premiums earned of $308.0 million, up 4.6% from $294.4 million in the prior year quarter.

•	Net earned premiums of $159.7 million, down 1.7% from $162.4 million in the prior year quarter.

•

Net current accident year weather losses of $63.8 million, up 24.2% from $51.4 million in the prior year quarter. Current accident year catastrophe weather losses are $40.0 million up 150.5% from $16.0 million in the prior year quarter. Current accident year other weather losses are $23.8 million, down 32.8% from $35.4 million in the prior year quarter.

•	Ceded premium ratio of 48.1%, up 3.3 points from 44.8% in the prior year quarter.

•	Net loss ratio of 97.6%, 17.8 points higher than the prior year quarter of 79.8%.

•	Net expense ratio of 35.7%, up 3.0 points from the prior year quarter amount of 32.7%.

•	Net combined ratio of 133.3%, up 20.8 points from 112.5% in the prior year quarter.

•	Repurchased 632,744 shares for $1.7 million.

“Hurricane Ian made landfall in Florida on September 28th. Our highest priority is our policyholders and all those who continue to be affected by Hurricane Ian remain in our thoughts. We are committed to fair and timely claim handling for our customers,” said Heritage CEO Ernie Garateix. At the same time, we are focused on managing exposure and achieving rate adequacy throughout the book of business. We continue to de-risk products or geographies which are not producing appropriate margins, which includes being more selective on both new and renewal business. While I am disappointed with the loss in the quarter, the strategies outlined below are having a positive impact, as demonstrated by the Supplemental Information table included in this earnings release, and I expect that improvement to continue and be reflected in future quarters.”

Strategic Profitability Initiatives

The following provides an update to the Company’s strategic initiatives that we expect will enable Heritage to achieve consistent long-term quarterly earnings and drive shareholder value. The Supplemental Information table included in this earnings release demonstrates progress made since third quarter 2021.

•	Generate underwriting profit though rate adequacy and more selective underwriting.

•	Premiums-in-force of $1.24 billion are up 5.8% from the prior year quarter, while policy count is down 6.9%, driven by higher rates.

•	Average premium per policy throughout the book increased 13.6% over the prior year quarter.

•	Continued focus on tightening underwriting criteria while also restricting new business, for policies written in over-concentrated markets or products.

•	Optimize capital allocation toward products and geographies that maximize long-term returns.

•

Reduction of policy count for Florida personal lines product is a key focus and will continue if meaningful legislation to reduce abusive claims practices does not occur. Policy count for Florida personal lines business intentionally declined by 18.8% as compared to the prior year period.

•	Continued offering of Florida commercial lines product with 18.2% growth in annual premium while total insured value (“TIV”) increased only 4.2%.

•	Improve portfolio diversity.

•	Diversification efforts led to a premium in-force growth of 14.1% in other States.

•	Overall premium-in-force increase of 5.8%, despite an 8.5% reduction in Florida admitted personal lines business.

•	TIV in other states improved to 74.8%, compared to 71.3% as of the third quarter of 2021.

Capital Management

Given that Heritage’s stock is trading below tangible book value and the loss in the quarter, Heritage’s Board of Directors has decided to temporarily suspend the quarterly dividend to shareholders. The Board of Directors will re-evaluate dividend distribution and stock repurchases on a quarterly basis.

Results of Operations

The following table summarizes results of operations for the three and nine months ended September 30, 2022 and 2021 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021	Change
Revenue	$165,493	$167,408	(1.1)%		$487,872	$464,849	5.0%
Net loss	$(48,240)	$(16,410)	194.0%		$(166,864)	$(25,509)	554.1%

Adjusted net loss [1]	$(48,240)	$(16,410)	194.0%		$(76,090)	$(25,509)	198.3%
Loss per share	$(1.83)	$(0.59)	210.1%		$(6.29)	$(0.91)	587.8%
Adjusted net loss [1]	$(1.83)	$(0.59)	210.1%		$(2.87)	$(0.91)	213.6%

Book value per share	$4.54	$14.57	(68.8)%		$4.54	$14.57	(68.8)%
Adjusted book value[1]	$6.65	$14.55	(54.3)%		$6.65	$14.55	(54.3)%

Return on equity	(129.4)%	(15.8)%	(113.6	)pts	(96.6)%	(8.0)%	(88.6	)pts
Adjusted return on equity*[1]	(129.4)%	(15.8)%	(113.6	)pts	(44.0)%	(8.0)%	(36.0	)pts

Underwriting summary
Gross premiums written	$304,501	$274,178	11.1%		$952,981	$886,059	7.6%
Gross premiums earned	$307,959	$294,409	4.6%		$891,539	$850,466	4.8%
Ceded premiums earned	$(148,266)	$(131,964)	12.4%		$(420,645)	$(399,323)	5.3%
Net premiums earned	$159,693	$162,445	(1.7)%		$470,894	$451,143	4.4%

Ceded premium ratio	48.1%	44.8%	3.3	pts	47.2%	47.0%	0.2	pts

Ratios to Net Premiums Earned:
Loss ratio	97.6%	79.8%	17.8	pts	84.4%	72.8%	11.6	pts
Expense ratio	35.7%	32.7%	3.0	pts	36.3%	35.8%	0.5	pts
Combined ratio	133.3%	112.5%	20.8	pts	120.7%	108.6%	12.1	pts

[1]

Represents a non-GAAP financial measure. Information regarding non-GAAP financial measures, including required reconciliations, are set forth below under the “Non-GAAP Financial Measures” section of this release.

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note:	Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A net combined ratio under 100% generally reflects profitable underwriting results.

Third Quarter 2022 Results

•

Third quarter net loss of $48.2 million or $1.83 per diluted share, compared to a net loss of $16.4 million or $0.59 per diluted share in the prior year quarter driven primarily by current accident year weather losses, including a $40 million net retention for Hurricane Ian. In addition, the Company recorded a $10.7 million valuation allowance against our net deferred tax asset related to certain tax elections made by Osprey Re, our captive reinsurer domiciled in Bermuda.

•

Gross premiums written of $304.5 million, up 11.1% from $274.2 million in the prior year quarter, reflecting a 4.8% rate related increase in Florida, despite a policy count reduction of approximately 40,000, and 15.4% growth in other states primarily due to rate increases. Rate increases continued to meaningfully benefit written premiums throughout the book of business.

•

Gross premiums earned of $308.0 million, up 4.6% from $294.4 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months driven by higher average premium per policy.

•	Net earned premiums are down 1.7% reflecting a 12.4% increase in contract year reinsurance cost with higher ceded premium outpacing the increase in gross earned premiums for the quarter.

•

Net current accident year weather losses of $63.8 million, up 24.2% from $51.4 million in the prior year quarter. Current accident year catastrophe weather losses are $40.0 million up 150.5% from $16.0 million in the prior year quarter. The catastrophe loss for the current quarter represents a $40.0 million retention for Hurricane Ian. Current accident year other weather losses are $23.8 million, down 32.8% from $35.4 million in the prior year quarter.

•

Ceded premium ratio of 48.1%, up 3.3 points from 44.8% in the prior year quarter driven by a higher cost of the 2022-2023 catastrophe excess of loss program, stemming from both higher costs and higher TIV.

•	Net loss ratio of 97.6%, 17.8 points higher than the prior year quarter of 79.8%, driven by higher losses incurred and slightly lower net earned premium than the prior year quarter.

•

Net expense ratio of 35.7%, up 3.0 points from the prior year quarter amount of 32.7%, mostly driven by the reduction of net earned premium from the prior year quarter, with a small portion of the increase related to higher underwriting costs associated with an increase in gross premiums written.

•	Net combined ratio of 133.3%, up 20.8 points from 112.5% in the prior year quarter, driven by a higher net loss ratio and net expense ratio as described above.

•

Effective tax rate was 2.2% compared to 6.4% in the prior year quarter, driven by the impact of permanent differences in relation to the pre-tax loss each quarter, as well as a $10.7 million valuation allowance as described above in the current period quarter.

Supplemental Information:

	At September 30,
	2022	2021	% Change
Policies in force:
Florida	188,383	228,572	-17.6%
Other States	352,989	352,714	0.1%

Total	541,372	581,286	-6.9%

Premiums in force:
Florida	$569,589,537	$584,994,491	-2.6%
Other States	672,812,875	589,527,230	14.1%

Total	$1,242,402,412	$1,174,521,721	5.8%

Total Insured Value:
Florida	$102,784,056,201	$114,537,338,974	-10.3%
Other States	304,657,398,158	284,498,624,168	7.1%

Total	$407,441,454,359	$399,035,963,142	2.1%

Book Value Analysis

Book value per share decreased to $4.54 at September 30, 2022, down 64.6% from fourth quarter 2021. The decrease from December 31, 2021 is attributable to a year-to-date net loss, driven primarily by a non-cash goodwill impairment charge of $90.8 million made in the second quarter of 2022, and higher weather losses as described above, as well as unrealized losses on the Company’s available-for-sale fixed income securities portfolio. The unrealized losses were due to the sharp decline in bond prices during 2022 as a result of the higher interest rate environment. The Company’s fixed income portfolio average credit rating is A+ with a duration of 3.4 years at September 30, 2022.

Book Value Per Common Share	As Of
	Sept 30, 2022	Jun 30, 2022	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021
Numerator:
Common stockholders’ equity	$117,697	$180,546	$281,766	$343,051	$405,025
Denominator:
Total Shares Outstanding	25,898,930	26,544,096	26,444,720	26,753,511	27,802,626

Book Value Per Common Share	$4.54	$6.80	$10.65	$12.82	$14.57

Adjusted Book Value Per Common Share	$6.65	8.35	11.75	12.99	14.55

Conference Call Details:

Wednesday, November 9, 2022– 9:00 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share amounts)

(Unaudited)

	September 30, 2022	December 31, 2021
ASSETS	(unaudited)
Fixed maturities, available-for-sale, at fair value	$633,192	$669,354
Equity securities, at cost	1,514	1,415
Other investments	17,084	23,929

Total investments	651,790	694,698
Cash and cash equivalents	297,548	359,337
Restricted cash	6,265	5,415
Accrued investment income	3,517	3,167
Premiums receivable, net	76,126	71,925
Reinsurance recoverable on paid and unpaid claims, net	866,625	269,391
Prepaid reinsurance premiums	381,368	265,873
Income tax receivable	13,760	11,739
Deferred income tax asset, net	14,637	—
Deferred policy acquisition costs, net	100,649	93,881
Property and equipment, net	22,784	17,426
Right-of-use lease asset, net	25,218	27,753
Intangibles, net	51,163	55,926
Goodwill	—	91,959
Other assets	11,133	12,272

Total Assets	$2,522,583	$1,980,762

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$1,209,352	$590,166
Unearned premiums	651,913	590,419
Reinsurance payable	278,298	191,728
Long-term debt, net	121,283	120,757
Deferred income tax liability, net	—	9,426
Advance premiums	37,855	24,504
Accrued compensation	8,067	8,014
Lease liability	28,901	31,172
Accounts payable and other liabilities	69,217	71,525

Total Liabilities	$2,404,886	$1,637,711

Stockholders’ Equity:
Common stock,	3	3
Additional paid-in capital	334,246	332,797
Accumulated other comprehensive loss, net	(54,573)	(4,573)
Treasury stock	(130,286)	(123,557)
Retained (deficit) earnings	(31,693)	138,381

Total Stockholders’ Equity	117,697	343,051

Total Liabilities and Stockholders’ Equity	$2,522,583	$1,980,762

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive Loss

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES:
Gross premiums written	$304,501	$274,178	$952,981	$886,059
Change in gross unearned premiums	3,458	20,231	(61,442)	(35,593)

Gross premiums earned	307,959	294,409	891,539	850,466
Ceded premiums earned	(148,266)	(131,964)	(420,645)	(399,323)

Net premiums earned	159,693	162,445	470,894	451,143
Net investment income	2,887	1,548	7,050	3,797
Net realized losses	(3)	(6)	(121)	(926)
Other revenue	2,916	3,421	10,049	10,835

Total revenues	165,493	167,408	487,872	464,849
EXPENSES:
Losses and loss adjustment expenses	155,849	129,632	397,409	328,376
Policy acquisition costs, net	39,194	35,984	115,826	109,183
General and administrative expenses, net	17,758	17,169	54,947	52,490
Goodwill impairment	—	—	91,959	—

Total expenses	212,801	182,785	660,141	490,049

Operating loss	(47,308)	(15,377)	(172,269)	(25,200)
Interest expense, net	2,027	2,150	5,750	5,953

Loss before income taxes	(49,335)	(17,527)	(178,019)	(31,153)

Benefit for income taxes	(1,095)	(1,117)	(11,155)	(5,644)

Net loss	$(48,240)	$(16,410)	$(166,864)	$(25,509)

OTHER COMPREHENSIVE LOSS
Change in net unrealized losses on investments	(17,471)	(1,344)	(65,403)	(8,316)
Reclassification adjustment for net realized investment losses (gains)	3	6	121	(96)
Income tax expense related to items of other comprehensive loss	4,089	310	15,282	1,950

Total comprehensive loss	$(61,619)	$(17,438)	$(216,864)	$(31,971)

Weighted average shares outstanding
Basic	26,369,265	27,938,028	26,536,700	27,902,814

Diluted	26,369,265	27,938,028	26,536,700	27,902,814

Loss earnings per share
Basic	$(1.83)	$(0.59)	$(6.29)	$(0.91)
Diluted	$(1.83)	$(0.59)	$(6.29)	$(0.91)

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.24 billion of gross personal and commercial residential premium across its multi-state footprint.

Non-GAAP Financial Measures

We measure our performance with several financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and investments and assess the long-term performance of our company. Certain of these financial metrics are reported in accordance with U.S. GAAP and certain of these metrics are considered non-GAAP financial measures. As our business evolves, we may make changes to our key financial and operating metrics used to measure our performance. For further information and a reconciliation to the most applicable financial measures under U.S. GAAP, refer to our reconciliations below.

Non-GAAP adjusted net income is a non-GAAP financial measure and the most directly comparable GAAP financial measure is net income. Non-GAAP adjusted net income is calculated by adding back the non-recurring, non-cash charges of $90.8 million, net of taxes related to impairment of goodwill for nine months ended September 30, 2022.

Non-GAAP adjusted earnings per share (EPS) is a non-GAAP measure and is calculated by dividing the non-GAAP adjusted net income by the number of fully diluted shares at the end of the period.

Non-GAAP adjusted return on equity is a non-GAAP measure and is calculated by using non-GAAP adjusted net income as the base for the calculation.

Non-GAAP adjusted book value per share is a non-GAAP measure and is calculated by dividing total stockholders’ equity excluding accumulated other comprehensive loss, net of tax, by the total common shares outstanding.

We use these non-GAAP financial measures internally as performance measures and believe that these measures reflect the financial performance of the Company’s ongoing business and core operations. As a supplement to the primary GAAP presentations, non-GAAP financial measures provide meaningful supplemental information about our operating performance. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). These metrics should only be considered as supplemental to net income, earnings per share and return on equity as measures of our performance. These measures should also not be used as a supplement to, or substitute for, cash flow from operating activities (computed in accordance with U.S. GAAP).

The following tables are reconciliations of adjusted net income, adjusted earnings per share and adjusted return on equity to the most directly comparable U.S. GAAP financial measures for the three and nine months ended September 30, 2022 and 2021, respectively:

Statement of Operations Non-GAAP Reconciliation	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change		2022	2021	Change
	(in thousands except per share data)
Income Statement Data
Net loss	$(48,240)	$(16,410)	194.0%		$(166,864)	$(25,509)	$554.1%
Less: Goodwill impairment, net of tax	—	—	—		(90,774)	—	NM

Non-GAAP adjusted net loss	$(48,240)	$(16,410)	194.0%		$(76,090)	$(25,509)	$198.3%

Diluted Earnings Per Share Data
Net loss	$(1.83)	$(0.59)	(1.2)%		$(6.29)	$(0.91)	(5.4)%
Less: Goodwill impairment, net of tax	—	—	—		(3.42)	—	NM

Non-GAAP adjusted net loss	$(1.83)	$(0.59)	(1.2)%		$(2.87)	$(0.91)	(2.0)%

Return on Equity Data
Return on Equity	(129.4)%	(15.8)%	(113.6	)pts	(96.6)%	(8.0)%	(88.6	)pts
Less: Goodwill impairment, net of tax	—%	—%	—	pts	(52.5)%	—%	(52.5	)pts

Non-GAAP adjusted return on equity	(129.4)%	(15.8)%	(113.6	)pts	(44.0)%	(8.0)%	(36.0	)pts

	Three Months Ended September 30,		Nine Months Ended September 30,
Return on Equity Non-GAAP Reconciliation	2022	2021	2022	2021
	(in thousands except per share data)
	(annualized)
Income Statement Data
Net loss	$(192,961)	$(65,640)	$(222,486)	$(34,012)
Adjusted net loss	$(192,961)	$(65,640)	$(101,454)	$(34,012)

Divided by Average Equity:
Shareholders’ equity at the beginning of period	$180,546	$424,873	$343,051	$442,344
Shareholders’ equity at the end of period	117,697	405,025	117,697	405,025

Average Shareholders’ Equity	$149,121	$414,949	$230,374	$423,685

Return on equity	(129.4)%	(15.8)%	(96.6)%	(8.0)%

Adjusted return on equity	(129.4)%	(15.8)%	(44.0)%	(8.0)%

	As Of
Stockholders’ Equity Reconciliation	30-Sep-22	30-Jun-22	31-Mar-22	31-Dec-21	30-Sep-21
Common stockholders’ equity	$117,697	$180,546	$281,766	$343,051	$405,025
Add: Accumulated other comprehensive loss, net of tax	54,573	41,194	28,894	4,573	405

Non-GAAP adjusted common stockholders’ equity	$172,270	$221,740	$310,660	$338,478	$404,620

Weighted shares outstanding	25,899	25,644	26,444	26,754	27,803
Book value per common share	$4.54	$7.04	$10.66	$12.82	$14.57
Non-GAAP adjusted book value per common share	$6.65	$8.65	$11.75	$12.65	$14.55

Note: Percentages and sums in the tables may not recalculate precisely due to rounding

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to the expected positive impact of our strategic initiatives on our future financial results, including focus on profitability, exposure management, rate adequacy and our ability to create value for our shareholders; ability to achieve consistent long-term quarterly earnings and drive shareholder value; continued increase in average premium per policy; expected continued changes in our portfolio to reduce exposure and generate long term returns; the expected benefits of excess and surplus insurance products; expected losses from Hurricane Ian; future dividend payments; the impact of legislation on the homeowner’s insurance marketplace and litigious practices in Florida; our ability to successfully manage inflationary pressures; expectations regarding our fixed income investment portfolio; and our ability to successfully regain value in the Company and achieve our target return on equity. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including as a result of the COVID-19 pandemic; the impact of macroeconomic and geopolitical conditions, including the impact of supply chain constraints, inflationary pressures, labor availability and the conflict between Russia and Ukraine; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on March 14, 2022 and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

Kirk Lusk

Chief Financial Officer

klusk@heritagepci.com

investors@heritagepci.com

Mike Houston and Julia Ward

Lambert

HRTG@lambert.com